EQT REPORTS SECOND QUARTER 2021 RESULTS
Delivering high performance and enhancing strategic positioning

PITTSBURGH, July 28, 2021 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the second quarter 2021.

Second Quarter and Other Highlights:

•Sales volumes of 421 Bcfe, in-line with guidance
•Total per unit operating costs of $1.33/Mcfe, in-line with annual guidance
•Capital expenditures of $246 MM, $19 MM below the low-end of guidance range
•Net cash provided by operating activities of $43 MM; free cash flow(1) of $155 MM
•Announced targets to achieve net zero Scope 1 & Scope 2 GHG emissions by or before 2025
•Successfully closed the acquisition of Alta Resources on July 21, 2021
•Received credit rating upgrade by Fitch Ratings in May 2021
•Upgraded by Moody's Investor Services and S&P Global in July 2021

President and CEO Toby Rice stated, “The closing of the Alta acquisition represents another important step forward in creating value for our stakeholders. These premier assets will accelerate our deleveraging strategy, provide attractive free cash flow accretion, and enhance strategic opportunities. We are excited to fully integrate these high-margin assets into EQT’s already robust portfolio, while working alongside and building strong relationships with the new business partners established with the transaction. We are a values-driven organization designed to perform for our stakeholders, and we are eager to deliver the prolific value embedded in these assets."

Rice continued, “We have entered the sustainable shale era, which is driven by free cash flow generation, balance sheet strength, the pursuit of net zero emissions, and returning capital to shareholders. These concepts are firmly embedded in our multi-level strategy geared towards sustainable value creation. We continue to Evolve to realize the full potential of EQT's assets, diligently monitor the market in an effort to capture accretive Consolidation opportunities, and explore New Ventures in an effort to forge new paths and open new markets to achieve sustainable growth. We are executing this strategy with vision and purpose, as we continue on our path to become the clear operator of choice for all stakeholders."

(1) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Second Quarter 2021 Financial and Operational Performance

	Three Months Ended June 30,
($ millions, except average realized price and EPS)	2021	2020	Change
Total sales volume (Bcfe)	421	346	75
Average realized price ($/Mcfe)	$2.37	$2.36	$0.01
Net loss attributable to EQT Corporation	$(936)	$(263)	$(673)
Adjusted net income (loss) attributable to EQT (a)	$20	$(45)	$65
Adjusted EBITDA (a)	$445	$334	$111
Diluted earnings per share (EPS)	$(3.35)	$(1.03)	$(2.32)
Adjusted EPS (a)	$0.07	$(0.18)	$0.25
Net cash provided by operating activities	$43	$447	$(404)
Capital expenditures	$246	$303	$(57)
Free cash flow (a)	$155	$(82)	$237

(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Net loss attributable to EQT Corporation for the three months ended June 30, 2021 was $936 million, $3.35 per diluted share, compared to net loss attributable to EQT Corporation for the same period in 2020 of $263 million, $1.03 per diluted share. The change was attributable primarily to the loss on derivatives not designated as hedges and lower income from investments, partly offset by increased sales of natural gas, natural gas liquids (NGLs) and oil and a higher income tax benefit. For the three months ended June 30, 2021, the Company recognized a loss of $1.3 billion on derivatives not designated as hedges related primarily to decreases in the fair market value of the Company's NYMEX swaps and options due to increases in forward prices.

Sales volume increased compared to the same period in 2020 primarily as a result of prior period sales volume decreases of 36 Bcfe from the 2020 Strategic Production Curtailments (defined below) and sales volume increases of 33 Bcfe from the assets acquired from the Chevron Acquisition (defined below). The 2020 Strategic Production Curtailments refers to the Company's strategic decision to temporarily curtail approximately 1.4 Bcfe per day of gross production, equivalent to approximately 1.0 Bcfe per day of net production, beginning on May 16, 2020 and remaining shut in through the remainder of the second quarter of 2020. The Chevron Acquisition refers to the Company's acquisition of upstream assets from Chevron U.S.A. Inc. in the fourth quarter of 2020.

Net cash provided by operating activities decreased by $404 million due primarily to increased collateral and margin deposits associated with the Company's over the counter (OTC) derivative instrument contracts and exchange traded natural gas contracts. Free cash flow(1) increased by $237 million compared to the same quarter last year due primarily to increased revenues from higher sales volume and lower capital expenditures.

Per Unit Operating Costs
The following presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended June 30,		Six Months Ended June 30,
Per Unit ($/Mcfe)	2021	2020	2021	2020
Gathering	$0.68	$0.73	$0.68	$0.70
Transmission	0.31	0.35	0.31	0.36
Processing	0.11	0.10	0.11	0.09
Lease operating expense (LOE), excluding production taxes	0.06	0.07	0.06	0.07
Production taxes	0.05	0.04	0.05	0.03
SG&A (a)	0.12	0.13	0.11	0.11
Total per unit operating costs	$1.33	$1.42	$1.32	$1.36

Production depletion	$0.90	$0.92	$0.90	$0.92
Adjusted interest expense (b)	$0.16	$0.17	$0.16	$0.16

(a) For the three months ended June 30, 2021 and 2020, non-cash long-term incentive compensation costs of $8 million and $3 million, respectively, were included in SG&A. For the six months ended June 30, 2021 and 2020, non-cash long-term incentive compensation costs of $14 million and $8 million, respectively, were included in SG&A.

(b) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Gathering expense per Mcfe decreased when compared to the same period in 2020 due primarily to increased sales volume, which resulted in utilization of lower overrun rates as part of the Company's consolidated gas gathering and compression agreement with Equitrans Midstream Corporation (Equitrans Midstream), and a lower gathering rate structure on the assets acquired from the Chevron Acquisition. Transmission expense per Mcfe decreased when compared to the same period in 2020 due primarily to increased sales volume, some of which does not have associated transmission expense, such as the assets acquired from the Chevron Acquisition.

Liquidity
As of June 30, 2021, the Company had no credit facility borrowings and $0.7 billion letters of credit outstanding under its $2.5 billion credit facility. As of June 30, 2021, total debt was $5,496 million and net debt(1) was $5,166 million, compared to $4,925 million and $4,907 million, respectively, as of December 31, 2020.

As of July 27, 2021, the Company had sufficient unused borrowing capacity under its credit facility, net of letters of credit, to satisfy any collateral requests that its counterparties would be permitted to request of the Company pursuant to the Company's OTC derivative instruments, midstream services contracts and other contracts. As of July 27, 2021, such amounts could be up to approximately $1.2 billion, inclusive of letters of credit, OTC derivative instrument margin deposits and other collateral posted of approximately $1.2 billion in the aggregate.

STRATEGIC UPDATE
As previously announced, on July 16, 2021, the Company's shareholders overwhelmingly approved the issuance of EQT common stock as partial consideration for the acquisition of Alta Resources Development, LLC's (Alta) upstream and midstream assets (the Alta Acquisition). On July 21, 2021, the Company closed the Alta Acquisition for an adjusted aggregate purchase price consisting of $1.0 billion in cash and approximately 98.8 million shares of the Company's common stock being issued directly to Alta’s equity holders or their designees.

As a result of the Alta Acquisition, the Company acquired approximately 300,000 net Northeast Marcellus acres, approximately 1.0 Bcfe per day of current net production, approximately 300 miles of midstream gathering systems, approximately 100 miles of a freshwater system and an attractive firm transportation portfolio to premium demand markets.

During the remainder of 2021, the Company anticipates capital expenditures of approximately $100-$125 million and sales volumes of approximately 155-175 Bcfe related to the Alta Acquisition. Additionally, the Company expects the assets acquired from the Alta Acquisition to contribute approximately $300-$325 million in adjusted EBITDA and $150-$170 million in free cash flow during 2021. On average, the Company expects to deploy one operated horizontal rig and frac crew on the acquired Alta assets during the remainder of 2021.

The Company is in the early stages of implementing its proven integration framework, which provides a comprehensive and transparent roadmap to fully assimilate all operational, technological and administration functions from the acquisition. This platform will drive seamless integration of the acquired assets, while quickly identifying enhancement opportunities as the assets are integrated. The Company anticipates being completed with all operational integration tasks by the end of 2021.

OPERATIONAL UPDATE
The Company continues to deliver operational results across the organization that meet or exceed expectations. During the second quarter 2021, the Company averaged approximately $710 per foot in the PA Marcellus, and when combined with the $635 per foot delivered in the first quarter 2021, the Company's year-to-date 2021 average is $670 per foot in the PA Marcellus. The increase in well cost per foot during the second quarter 2021 was solely driven by the lateral lengths associated with the set of wells developed during the period. The Company did not experience any operational issues, or service cost inflationary pressures during the period, and is on pace to meet or exceed its full-year PA Marcellus well cost target of $675 per foot.

In July 2021, the Company placed into service a 15-mile section of its planned 45-mile mixed-use water system, which will serve as the backbone for the optimal development of the Company's WV Marcellus assets. The completed section has the ability to deliver up to 100 barrels of water per minute to support completion activities and is expected to service over 100 wells in Wetzel and Marion County, WV. By partnering with the Company's service providers on cost savings initiatives and effective work planning, the completed section was delivered ahead of schedule and under budget. During 2021, development activity in the WV Marcellus has been executed as planned, and the Company has high confidence that it will meet or exceed its full-year 2021 well cost target of $775 per foot in the WV Marcellus. Moving forward, utilization of the water system is expected to enhance development efficiencies, while also reducing environmental impacts and improving long-term lease operating expenses.

The tables below reflect the Company’s operational activity during the second quarter 2021 and planned activity for the third quarter 2021.

Wells Drilled (SPUD)
	SWPA Marcellus		NEPA Marcellus		WV Marcellus		OH Utica
	2Q21A	3Q21E	2Q21A	3Q21E	2Q21A	3Q21E	2Q21A	3Q21E
Net Wells	16	—	N/A	3	—	8	—	—
Net Avg. Lateral (ft.)	9,730	—	N/A	6,680	—	16,520	—	—

Wells Horizontally Drilled
	SWPA Marcellus		NEPA Marcellus		WV Marcellus		OH Utica
	2Q21A	3Q21E	2Q21A	3Q21E	2Q21A	3Q21E	2Q21A	3Q21E
Net Wells	6	12	N/A	7	6	9	—	—
Net Avg. Lateral (ft.)	9,500	15,440	N/A	10,170	12,260	12,920	—	—

Wells Completed (Frac)
	SWPA Marcellus		NEPA Marcellus		WV Marcellus		OH Utica
	2Q21A	3Q21E	2Q21A	3Q21E	2Q21A	3Q21E	2Q21A	3Q21E
Net Wells	10	21	N/A	6	9	6	—	—
Net Avg. Lateral (ft.)	10,960	10,860	N/A	9,370	9,890	13,200	—	—

Wells Turned-in-Line (TIL)
	SWPA Marcellus		NEPA Marcellus		WV Marcellus		OH Utica
	2Q21A	3Q21E	2Q21A	3Q21E	2Q21A	3Q21E	2Q21A	3Q21E
Net Wells	14	28	N/A	8	—	9	5	—
Net Avg. Lateral (ft.)	11,880	11,950	N/A	9,270	—	9,890	11,760	—

2021 GUIDANCE

Production	Q3 2021	Full-Year 2021
Total sales volume (Bcfe)	470 - 500	1,800 - 1,875
Liquids sales volume, excluding ethane (Mbbls)	3,025 - 3,125	11,750 - 11,950
Ethane sales volume (Mbbls)	1,450 - 1,550	5,600 - 5,800
Total liquids sales volume (Mbbls)	4,475 - 4,675	17,350 - 17,750

Btu uplift (MMbtu / Mcf)	1.045 - 1.055	1.045 - 1.055

Average differential ($ / Mcf)	($0.95) - ($0.85)	($0.75) - ($0.55)

Resource Counts
Top-hole Rigs		1 - 2
Horizontal Rigs		2 - 3
Frac Crews		3 - 4

Per Unit Operating Costs ($ / Mcfe)
Gathering	$0.66 - $0.68	$0.66 - $0.68
Transmission	$0.24 - $0.26	$0.27 - $0.29
Processing	$0.09 - $0.11	$0.09 - $0.11
LOE, excluding production taxes	$0.09 - $0.11	$0.06 - $0.08
Production taxes	$0.03 - $0.05	$0.04 - $0.06
SG&A	$0.09 - $0.11	$0.10 - $0.12
Total per unit operating costs	$1.20 - $1.32	$1.22 - $1.34

Adjusted interest expense ($ / Mcfe) (a)		$0.14 - $0.15

Financial ($ Billions)
Adjusted EBITDA (a)		$2.100 - $2.175
Adjusted operating cash flow (a)		$1.850 - $1.925
Capital expenditures (b)	$0.275 - $0.325	$1.100 - $1.175
Free cash flow (a)		$0.725 - $0.800

Based on NYMEX natural gas price of $3.45 per MMbtu as of July 23, 2021.

(a) Non-GAAP financial measure. See the Non-GAAP Disclosures section for the definition of, and other important information regarding, the non-GAAP financial measures included in this news release, including reasons why EQT is unable to provide a projection of its 2021 net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted operating cash flow and free cash flow, or a projection of its 2021 net income, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted EBITDA.
(b) Excludes amounts attributable to noncontrolling interests.

Second Quarter 2021 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Thursday July 29, 2021 and will be broadcast live via the Company's web site at www.eqt.com and on the investor information page of the Company's web site at ir.eqt.com, with a replay available for seven days following the call.

HEDGING (as of July 23, 2021)
The Company’s total natural gas production NYMEX hedge positions are:

	2021 (a)	2022	2023	2024
Swaps:
Volume (MMDth)	741	1,277	166	2
Average Price ($/Dth)	$2.77	$2.77	$2.53	$2.67
Calls – Net Short:
Volume (MMDth)	180	391	77	15
Average Short Strike Price ($/Dth)	$2.92	$2.96	$2.89	$3.11
Puts – Net Long:
Volume (MMDth)	105	169	69	15
Average Long Strike Price ($/Dth)	$2.59	$2.65	$2.40	$2.45
Fixed Price Sales (b):
Volume (MMDth)	36	4	3	—
Average Price ($/Dth)	$2.49	$2.38	$2.38	$—

(a) July 1 - December 31, 2021.
(b) The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

For 2021 (July 1 - December 31), 2022, 2023 and 2024, the Company has natural gas sales agreements for approximately 9 MMDth, 18 MMDth, 88 MMDth and 11 MMDth, respectively, that include average NYMEX ceiling prices of $3.17, $3.17, $2.84 and $3.21, respectively. The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

NON-GAAP DISCLOSURES

Adjusted Net Income (Loss) Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income (loss) attributable to EQT is defined as net loss attributable to EQT Corporation, excluding (gain) loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net income (loss) attributable to EQT divided by diluted weighted average common shares outstanding. Adjusted net income (loss) attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net income (loss) attributable to EQT and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net income (loss) attributable to EQT and adjusted EPS should not be considered as alternatives to net loss attributable to EQT Corporation or diluted EPS presented in accordance with GAAP.

The table below reconciles adjusted net income (loss) attributable to EQT and adjusted EPS with net loss attributable to EQT Corporation and diluted EPS, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Thousands, except per share information)
Net loss attributable to EQT Corporation	$(936,457)	$(263,075)	$(976,975)	$(430,214)
Add (deduct):
(Gain) loss on sale/exchange of long-lived assets	(16,816)	49,207	(18,023)	98,059
Impairment and expiration of leases	25,634	41,279	42,391	95,047
Loss (gain) on derivatives not designated as hedges	1,345,532	(26,426)	1,534,345	(415,862)
Net cash settlements (paid) received on derivatives not designated as hedges	(71,441)	315,393	(109,581)	561,129
Premiums (paid) received for derivatives that settled during the period	(9,579)	2,076	(19,305)	(1,479)
Other operating expenses (a)	5,225	4,745	14,668	4,745
Gain on Equitrans Share Exchange	—	—	—	(187,223)
(Income) loss from investments	(11,829)	(82,983)	(23,677)	307,645
Loss on debt extinguishment	5,332	353	9,756	16,963
Non-cash interest expense (amortization)	7,815	5,481	15,073	7,741
Tax impact of non-GAAP items (b)	(323,455)	(91,286)	(365,437)	(63,866)
Adjusted net income (loss) attributable to EQT	$19,961	$(45,236)	$103,235	$(7,315)
Diluted weighted average common shares outstanding	283,525	255,524	282,729	255,477
Diluted EPS	$(3.35)	$(1.03)	$(3.50)	$(1.68)
Adjusted EPS	$0.07	$(0.18)	$0.37	$(0.03)

(a)Other operating expenses includes transaction costs, reorganization costs, changes in legal reserves including settlements and other costs which affect the comparability of results or that are not indicative of trends in the ongoing business.

(b)The tax impact of non-GAAP items represents the incremental tax (expense) benefit that would have been incurred had these items been excluded from net loss attributable to EQT Corporation, which resulted in blended tax rates of 25.3% and 29.5% for the three months ended June 30, 2021 and 2020, respectively, and 25.3% and 13.1% for the six months ended June 30, 2021 and 2020, respectively. The 2021 rate differs from the Company's statutory tax rate primarily due to state taxes, including valuation allowances limiting certain state tax benefits and West Virginia tax legislation enacted on April 13, 2021 that changed the way taxable income is apportioned to West Virginia for tax years beginning on or after January 1, 2022. The 2020 rate differs from the Company's statutory tax rate primarily due to valuation allowances provided against federal and state deferred tax assets for additional unrealized losses on the Company's investment in Equitrans Midstream that, if sold, would result in capital losses.

Adjusted EBITDA
Adjusted EBITDA is defined as net loss, excluding interest expense, income tax benefit, depreciation and depletion, amortization of intangible assets, (gain) loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted

EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net loss presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net loss, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Thousands)
Net loss	$(936,519)	$(263,075)	$(977,551)	$(430,214)
Add (deduct):
Interest expense	76,986	65,386	152,085	127,760
Income tax benefit	(347,846)	(103,003)	(362,340)	(70,181)
Depreciation and depletion	380,288	323,096	757,404	680,622
Amortization of intangible assets	—	7,477	—	14,955
(Gain) loss on sale/exchange of long-lived assets	(16,816)	49,207	(18,023)	98,059
Impairment and expiration of leases	25,634	41,279	42,391	95,047
Loss (gain) on derivatives not designated as hedges	1,345,532	(26,426)	1,534,345	(415,862)
Net cash settlements (paid) received on derivatives not designated as hedges	(71,441)	315,393	(109,581)	561,129
Premiums (paid) received for derivatives that settled during the period	(9,579)	2,076	(19,305)	(1,479)
Other operating expenses (a)	5,225	4,745	14,668	4,745
Gain on Equitrans Share Exchange	—	—	—	(187,223)
(Income) loss from investments	(11,829)	(82,983)	(23,677)	307,645
Loss on debt extinguishment	5,332	353	9,756	16,963
Adjusted EBITDA	$444,967	$333,525	$1,000,172	$801,966

(a)Other operating expenses includes transaction costs, reorganization costs, changes in legal reserves including settlements and other costs which affect the comparability of results or that are not indicative of trends in the ongoing business.

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net income (loss) includes the impact of depreciation and depletion expense, income tax (benefit) expense, the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Adjusted Operating Cash Flow and Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Adjusted operating cash flow and free cash flow are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow and free cash flow should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Thousands)
Net cash provided by operating activities	$43,479	$446,859	$443,394	$947,121
Decrease (increase) in changes in other assets and liabilities	353,114	(226,134)	448,637	(213,749)
Adjusted operating cash flow	$396,593	$220,725	$892,031	$733,372
Less: capital expenditures	(245,507)	(302,700)	(483,715)	(564,832)
Add: capital expenditures attributable to noncontrolling interests	3,785	—	5,057	—
Free cash flow	$154,871	$(81,975)	$413,373	$168,540

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas & liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Thousands, unless noted)
Total operating revenues	$(260,116)	$527,074	$689,807	$1,634,131
Add (deduct):
Loss (gain) on derivatives not designated as hedges	1,345,532	(26,426)	1,534,345	(415,862)
Net cash settlements (paid) received on derivatives not designated as hedges	(71,441)	315,393	(109,581)	561,129
Premiums (paid) received for derivatives that settled during the period	(9,579)	2,076	(19,305)	(1,479)
Net marketing services and other	(7,512)	(1,876)	(15,297)	(4,296)
Adjusted operating revenues	$996,884	$816,241	$2,079,969	$1,773,623

Total sales volume (MMcfe)	420,595	345,647	835,785	730,717
Average realized price ($/Mcfe)	$2.37	$2.36	$2.49	$2.43

Adjusted Interest Expense Per Unit
Adjusted interest expense per unit is defined as interest expense less non-cash interest expense (amortization) of debt discounts and issuance costs divided by total sales volume. Adjusted interest expense per unit is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period interest expense which required cash payments. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted interest expense per unit to evaluate interest expense which required cash payments because the measure excludes non-cash interest expense (amortization) that affects the comparability of results and does not result in cash payments. Adjusted interest expense per unit should not be considered as an alternative to interest expense presented in accordance with GAAP.

The table below reconciles adjusted interest expense per unit with interest expense, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Thousands, unless noted)
Interest expense	$76,986	$65,386	$152,085	$127,760
Less: Non-cash interest expense (amortization)	7,815	5,481	15,073	7,741
Adjusted interest expense	$69,171	$59,905	$137,012	$120,019

Total sales volume (MMcfe)	420,595	345,647	835,785	730,717
Adjusted interest expense per unit ($/Mcfe)	$0.16	$0.17	$0.16	$0.16

The table below reconciles the full-year 2021 forecasted ranges of adjusted interest expense per unit with interest expense, the most comparable financial measure calculated in accordance with GAAP.

	Year Ended December 31, 2021
	(Thousands, unless noted)
Interest expense	$300,000	$310,000
Less: Non-cash interest expense (amortization)	32,000	32,000
Adjusted interest expense	$268,000	$278,000

Forecasted sales volume (MMcfe)	1,875,000	1,800,000
Adjusted interest expense per unit ($/Mcfe)	$0.14	$0.15

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

	June 30, 2021	December 31, 2020
	(Thousands)
Current portion of debt (a)	$399,699	$154,161
Credit facility borrowings	—	300,000
Senior notes	4,999,502	4,371,467
Note payable to EQM Midstream Partners, LP	97,117	99,838
Total debt	5,496,318	4,925,466
Less: Cash and cash equivalents	330,770	18,210
Net debt	$5,165,548	$4,907,256

(a)Pursuant to the terms of the Company's convertible senior notes indenture, a sale price condition for conversion of the convertible notes was satisfied as of June 30, 2021, and, accordingly, holders of convertible notes may convert any of their convertible notes, at their option, at any time during the quarter beginning on July 1, 2021 and ending on September 30, 2021, subject to all terms and conditions set forth in the convertible notes indenture. Therefore, as of June 30, 2021, the net carrying value of the liability portion of the Company's convertible notes of $370 million was included in current portion of debt on the Condensed Consolidated Balance Sheet. See the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 for further discussion.

Investor Contact:
Andrew Breese
Director, Investor Relations
412.395.2555
ABreese@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number, average lateral length and location of wells to be drilled or turned-in-line, the number and type of drilling rigs and the number of frac crews); projections of wells SPUD, horizontally drilled, completed and turned-in-line; projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volume and growth rates (including liquids sales volume and growth rates); projected well costs and unit costs; projected reductions in expenses, capital costs and well costs, the projected timing of achieving such reductions and the Company's ability to achieve such reductions; infrastructure projects, including the projected benefits and timing of implementation of the Company’s West Virginia mixed-use water system; the Company's ability to successfully implement and execute its operational, organizational, technological and ESG-related initiatives, including the projected timing of achieving net zero Scope 1 and Scope 2 GHG emissions, and the Company's ability to achieve the anticipated results of such initiatives; monetization transactions, including asset sales, joint ventures or other transactions involving the Company's assets, the timing of such monetization transactions, if at all, the projected proceeds from such monetization transactions and the Company's planned use of such proceeds; potential acquisition transactions or other strategic transactions, the timing thereof and the Company’s ability to achieve the intended operational, financial and strategic benefits from any such transactions; the projected benefits, production estimates and improvements to free cash flow associated with the Alta Acquisition; the Company’s ability to successfully integrate the assets acquired in the Alta Acquisition, including the timing of completion of such integration; the amount and timing of any redemptions, repayments or repurchases of the Company's common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected free cash flow, adjusted interest expense, adjusted operating cash flow, and adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; the Company’s hedging strategy; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; access to and cost of capital; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and resources among its strategic opportunities; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, NGLs and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans; the ability to obtain environmental and other permits and the timing thereof; government regulation or action; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to acquisitions and other significant transactions. These and other risks are described under Item 1A, “Risk Factors,” and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and other documents the Company files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$1,077,904	$498,772	$2,208,855	$1,213,973
(Loss) gain on derivatives not designated as hedges	(1,345,532)	26,426	(1,534,345)	415,862
Net marketing services and other	7,512	1,876	15,297	4,296
Total operating revenues	(260,116)	527,074	689,807	1,634,131
Operating expenses:
Transportation and processing	464,016	405,636	909,800	845,470
Production	47,546	38,329	94,776	78,709
Exploration	1,779	876	2,728	1,799
Selling, general and administrative	49,853	43,341	94,859	78,279
Depreciation and depletion	380,288	323,096	757,404	680,622
Amortization of intangible assets	—	7,477	—	14,955
(Gain) loss on sale/exchange of long-lived assets	(16,816)	49,207	(18,023)	98,059
Impairment and expiration of leases	25,634	41,279	42,391	95,047
Other operating expenses	5,225	4,745	14,668	4,745
Total operating expenses	957,525	913,986	1,898,603	1,897,685
Operating loss	(1,217,641)	(386,912)	(1,208,796)	(263,554)
Gain on Equitrans Share Exchange	—	—	—	(187,223)
(Income) loss from investments	(11,829)	(82,983)	(23,677)	307,645
Dividend and other income	(3,765)	(3,590)	(7,069)	(28,304)
Loss on debt extinguishment	5,332	353	9,756	16,963
Interest expense	76,986	65,386	152,085	127,760
Loss before income taxes	(1,284,365)	(366,078)	(1,339,891)	(500,395)
Income tax benefit	(347,846)	(103,003)	(362,340)	(70,181)
Net loss	(936,519)	(263,075)	(977,551)	(430,214)
Less: Net loss attributable to noncontrolling interest	(62)	—	(576)	—
Net loss attributable to EQT Corporation	$(936,457)	$(263,075)	$(976,975)	$(430,214)

Loss per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	279,156	255,524	278,996	255,477
Net loss	$(3.35)	$(1.03)	$(3.50)	$(1.68)
Diluted:
Weighted average common stock outstanding	279,156	255,524	278,996	255,477
Net loss	$(3.35)	$(1.03)	$(3.50)	$(1.68)

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Thousands, unless noted)
NATURAL GAS
Sales volume (MMcf)	394,268	325,248	784,566	694,990
NYMEX price ($/MMBtu)	$2.84	$1.71	$2.76	$1.84
Btu uplift	0.16	0.09	0.15	0.09
Natural gas price ($/Mcf)	$3.00	$1.80	$2.91	$1.93

Basis ($/Mcf) (a)	$(0.57)	$(0.36)	$(0.41)	$(0.29)
Cash settled basis swaps (not designated as hedges) ($/Mcf)	(0.02)	(0.02)	(0.05)	0.02
Average differential, including cash settled basis swaps ($/Mcf)	$(0.59)	$(0.38)	$(0.46)	$(0.27)
Average adjusted price ($/Mcf)	$2.41	$1.42	$2.45	$1.66
Cash settled derivatives (not designated as hedges) ($/Mcf)	(0.13)	1.00	(0.07)	0.79
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.28	$2.42	$2.38	$2.45
Natural gas sales, including cash settled derivatives	$897,429	$786,595	$1,869,923	$1,702,006

LIQUIDS
Natural gas liquids (NGLs), excluding ethane:
Sales volume (MMcfe) (b)	16,158	10,572	30,758	21,392
Sales volume (Mbbl)	2,693	1,762	5,126	3,565
Price ($/Bbl)	$34.83	$13.52	$36.00	$16.08
Cash settled derivatives (not designated as hedges) ($/Bbl)	(9.31)	(0.52)	(6.31)	(0.26)
Average NGLs price, including cash settled derivatives ($/Bbl)	$25.52	$13.00	$29.69	$15.82
NGLs sales	$68,737	$22,910	$152,180	$56,421
Ethane:
Sales volume (MMcfe) (b)	7,803	8,769	16,390	12,098
Sales volume (Mbbl)	1,301	1,461	2,732	2,016
Price ($/Bbl)	$6.58	$3.38	$6.62	$3.56
Ethane sales	$8,560	$4,941	$18,094	$7,186
Oil:
Sales volume (MMcfe) (b)	2,366	1,058	4,071	2,237
Sales volume (Mbbl)	394	176	678	373
Price ($/Bbl)	$56.18	$10.17	$58.61	$21.48
Oil sales	$22,158	$1,795	$39,772	$8,010

Total liquids sales volume (MMcfe) (b)	26,327	20,399	51,219	35,727
Total liquids sales volume (Mbbl)	4,388	3,399	8,536	5,954
Total liquids sales	$99,455	$29,646	$210,046	$71,617

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$996,884	$816,241	$2,079,969	$1,773,623
Total sales volume (MMcfe)	420,595	345,647	835,785	730,717
Average realized price ($/Mcfe)	$2.37	$2.36	$2.49	$2.43

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with our firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at the rate of six Mcfe per barrel.
(c)Also referred to in this report as adjusted operating revenues, a non-GAAP supplemental financial measure.